Exhibit 99.1

For Immediate Release	For additional information contact: Jon M. Donnell At (614) 356-5922

Dominion Announces New CFO

DUBLIN, Ohio – June 21, 2004 – Dominion Homes, Inc. (NASDAQ:DHOM)today announced that Terrence Thomas has accepted the position of Senior Vice President and Chief Financial Officer (CFO) of Dominion Homes. As CFO, Thomas will be responsible for the supervision of all financial reporting and management of accounting staff, as well as investor and banker relations for the Company.

“We are very pleased to add Terry Thomas to our team. Not only is Thomas a proven financial leader, he has tremendous operational homebuilding experience in various markets across the country,” Douglas G. Borror, Chairman and CEO of Dominion Homes said.

Thomas has worked for Pulte Homes, one of the fastest growing homebuilders in the nation, in various capacities for the past 14 years. Most recently, he was Area Vice President of Finance & Asset Management for their Southeast Region. Prior to that, Thomas held both operational and financial positions within the organization.

A Certified Public Accountant, Thomas graduated with a BA in accounting from the University of Toledo, and holds an MBA from the University of Phoenix. He is married and has three children.

Dominion also announced that CFO Peter O’Hanlon resigned today. O’Hanlon has been Dominion’s CFO since May 1998. “Peter has played an important role during his 6 year tenure at Dominion as we’ve improved our operational performance, and expanded to other markets. We wish him well,” Borror said.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.